Exhibit 4.1

DESCRIPTION OF SECURITIES OF THE REGISTRANT

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 28, 2020, Grubhub Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Common Stock.

General

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-laws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 500,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), and 25,000,000 shares of undesignated preferred stock, $0.0001 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable. There are no shares of Preferred Stock currently outstanding

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. The Board of Directors of the Company (the “Board of Directors”) is classified, with three separate classes of directors each serving a three-year term. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, if any, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

No Preemptive or Similar Rights

The Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Anti-Takeover Provisions

Section 203 of the DGCL

We are governed by the provisions of Section 203 of the DGCL, which, in general, prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.

Certificate of Incorporation and Bylaws Provisions

•	Board of Directors Vacancies. Our Certificate of Incorporation and Bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats.

•	Classified Board. Our Certificate of Incorporation and Bylaws provide that our Board of Directors is classified into three classes of directors.

•

Stockholder Action; Special Meeting of Stockholders. Our Certificate of Incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Our Certificate of Incorporation and Bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board of Directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

•	Directors Removed Only for Cause. Our Certificate of Incorporation provides that stockholders may remove directors only for cause.

•	Amendment of Charter Provisions. Any amendment of the above provisions in our Certificate of Incorporation requires approval by holders of at least 75% of our then outstanding Common Stock.

•

Issuance of Undesignated Preferred Stock. Our Board of Directors has the authority, without further action by the stockholders, to issue preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors.

Listing

The Common Stock is traded on the New York Stock Exchange under the trading symbol “GRUB”.